ADVANCED TECHNOLOGY ACQUISITION CORP.

Code of Ethics and Business Conduct

(Adopted as of June 3, 2007)

It is the policy of Advanced Technology Acquisition Corp., its subsidiaries and affiliates (collectively, the “Company”) to conduct all business transactions in accordance with the highest ethical standards. The Company conducts its business affairs with honesty, integrity and in compliance with governmental rules and regulations including, but not limited to, the rules and regulations of the Securities and Exchange Commission (“SEC”), The American Stock Exchange (“Amex”), the Federal Trade Commission (“FTC”) and the U.S. Department of Labor.

This Code of Ethics and Business Conduct (the “Code”) sets forth the ethical standards that the Company’s directors, officers (including the Company’s “senior financial officers,” as such term is defined in Section 406 of the Sarbanes-Oxley Act of 2002 and any rules and regulations of the SEC, or persons performing similar functions (“Senior Financial Officers”)) and employees are expected to abide by when acting on behalf of the Company. This Code serves, among other things, to: (i) focus the Board of Directors of the Company (the “Board”) and management on areas of ethical risk; (ii) provide guidance to all employees to assist them in recognizing and handling ethical issues; (iii) present mechanisms for reporting unethical conduct; and (iv) foster a culture of honesty and accountability.

This Code is intended to comply with the requirements of Amex, Section 406 of the Sarbanes-Oxley Act of 2002 and any rules and regulations of the SEC.

Violations

Violations of this Code may subject the violator to disciplinary action, including where appropriate, termination of employment.

The Audit Committee of the Board shall report significant violations to the full Board and recommend appropriate action. Any claim that a director has violated this Code will be reviewed by the full Board.

Employees, Directors and Officers

All employees, directors and officers of the Company are expected to perform their duties in compliance with this Code and conduct themselves honestly and ethically at all times. All employees, directors and officers shall be treated, and are expected to treat others, with fairness, respect and dignity. The Company offers equal opportunities for employment to all individuals and does not tolerate intimidation, harassment or discrimination based on race, sex, age, color, religion, national origin, veteran’s status or disability.

Compliance with Laws and Regulations

All employees, directors and officers of the Company shall conduct their business affairs on behalf of the Company in accordance with all applicable laws, rules and regulations.

Confidential Information

All employees, directors and officers of the Company must respect and maintain the confidentiality of information entrusted to them by the Company or its customers, suppliers, vendors or other business partners, except when disclosure is authorized or legally mandated.

Insider Trading

All employees, directors and officers of the Company shall comply with all applicable “insider trading” laws, rules and regulations that restrict securities trading by persons with access to material nonpublic information.

Conflict of Interest

Personal interests of employees, directors and officers of the Company shall not interfere with, or appear to interfere with, the interests of the Company. Employees, directors and officers of the Company shall avoid situations in which their actions or interests make it difficult to perform their duties on behalf of the Company in an objective and effective manner. Employees, directors and officers of the Company may not compete with the Company or disadvantage the Company by taking for personal gain corporate opportunities or engage in any action that creates actual or apparent conflicts of interest with the Company. Any employee involved in a transaction with the Company or that has an interest or a relationship that reasonably could be expected to give rise to a conflict of interest must report the matter promptly to the employee’s manager. Any officer or director involved in a transaction with the Company or that has an interest or a relationship that reasonably could be expected to give rise to a conflict of interest must report the matter promptly to the Audit Committee.

Gifts and Gratuities

The exchange of gifts, entertainment and other gratuities is a common practice in business interactions. It is the Company’s policy to generally prohibit the acceptance, offer or exchange of such gifts, entertainment and other gratuities that are not a reasonable part of a business interaction. Hospitality may, however, be exercised with discretion and in a manner that will not jeopardize the integrity of any party involved.

Competitive Practices

It is the Company’s policy to compete vigorously but fairly in its business transactions, and in compliance with all applicable antitrust and competition laws.

Financial Integrity

The Company is committed to recording all business transactions accurately and truthfully in accordance with generally accepted accounting principles. The Company’s goal is to maintain appropriate internal controls to prevent and detect fraud, and to ensure that the Company’s accounting and financial records and supporting data describes transactions without omission, concealment or falsification.

Disclosure

The Company shall make full, fair, accurate, timely and understandable disclosure (including financial disclosure) in all reports and documents that it is required to file with the SEC and in other public communications.

All individuals (including Senior Financial Officers) involved in the preparation, review and filing of financial reports and other information for public disclosure regarding the Company must comply with the laws, rule and regulations regarding such activities. All individuals who provide information as a part of this process must comply with the Company’s disclosure controls and procedures.

Protection of Assets

All employees, officers and directors of the Company shall protect the Company’s assets and ensure their efficient use. The Company’s assets should be used only for legitimate business purposes.

Duty to Seek Guidance and Report

Any individual who has questions regarding compliance with this Code or legal requirements should seek guidance from management.

Any employee, director and officer of the Company who observes any conduct or business practice that may violate this Code or legal requirements has an obligation to report the matter promptly to the attention of management or to the Chairman of the Audit Committee. Any individual who wishes to make such a report may, at his or her discretion, bring the matter to the attention of the individuals listed in Attachment A. Reports will be held in confidence to the extent practical based on the specific facts and circumstances of the report. Any individual who makes a report may choose to make such report anonymously. If an individual making a report believes that the matter is not being properly addressed, such individual has an obligation to bring the matter to the attention of a higher level of management or to make a supplemental report directly to the Chairman of the Audit Committee.

Officers and directors shall promptly report significant violations of this Code or legal requirements to the Audit Committee.

It is the Company’s policy that there will be no retaliation for reporting violations of this Code where such reports are made in good faith.

Waivers

Requests for waiver of any provision of this Code may be granted by an executive officer of the Company. Only the Board or a committee designated by the Board may grant any waiver involving an officer (including any Senior Financial Officer) or director of the Company, and such waivers shall be publicly disclosed to the Company’s stockholders on a Form 8-K timely filed with the SEC. Generally, waivers will not be granted, except in cases where good cause is demonstrated.

Conclusion

The Company is committed to maintaining the highest ethical standard in all business related endeavors and expects and requires an equal commitment from each of its employees, directors and officers.

ATTACHMENT A

Possible violations of the Advanced Technology Acquisition Corp. Code of Ethics and Conduct may be reported to any of the following individuals:

Name	Mailing and Street Addresses	Telephone and Fax	Email Address

A-1